EXHIBIT 10.1.2

SECOND AMENDMENT TO

REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), is made and entered into as of October 19, 2007, by and among HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Revolving Credit Agreement, dated as of August 26, 2005, as amended by that certain First Amendment to Revolving Credit Agreement, dated as of April 10, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:

1.	Amendments.

a.         Section 7.5 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 7.5.    Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend or distribution on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of capital stock or Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such capital stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends and distributions payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another

Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (iii) cash dividends paid on, and cash redemptions (excluding Stock Buybacks made pursuant to clause (iv) below) of, the common stock of the Borrower so long as (x) no Default or Event of Default has occurred and is continuing at the time such dividend is paid or redemption is made, and (y) the aggregate amount of all such Restricted Payments made by the Borrower in any Fiscal Year (including without limitation the full Fiscal Year 2005) does not exceed 50% of Consolidated Net Income (if greater than $0) earned during the immediately preceding fiscal year; provided, further, that in the event that such Restricted Payments actually paid in any Fiscal Year are less than the maximum amount permitted in such year, the unused permitted amount for such Fiscal Year may be carried forward two (but no more than two) Fiscal Years to the immediately following two Fiscal Years and (iv) cash payments made to purchase or redeem shares of the common stock of the Borrower (a “Stock Buyback”) so long as (x) no Default or Event of Default has occurred and is continuing at the time of such Stock Buyback, and (y) the aggregate amount of all such Stock Buybacks after December 31, 2006, do not exceed $35,000,000.

2.         Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), and (ii) executed counterparts to this Amendment from the Borrower, each of the Guarantors and the Required Lenders.

3.         Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent:

(a)       The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect;

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;

(c)       The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries;

(d)       This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(e)       After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

4.         Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

5.         Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Georgia and all applicable federal laws of the United States of America.

6.         No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

7.         Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

8.         Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

9.         Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

10.       Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Guarantors, by their respective authorized officers as of the day and year first above written.

BORROWER:

BORROWER:

By:	/s/ Dennis L. Fink
Name:	Dennis L. Fink
Title:	EVP & CFO

[SIGNATURE PAGE TO SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT]

LENDERS:

SUNTRUST BANK, individually and as Administrative Agent

By:	/s/ Kelly Gunter
Name:	Kelly Gunter
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/S/ Donald Q. Dalton
Name:	Donald Q. Dalton
Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ Andrew Cerussi
Name:	Andrew Cerussi
Title:	Vice President

REGIONS BANK

By:	/s/ Stephen H. Lee
Name:	Stephen H. Lee
Title:	Senior Vice President

BRANCH BANK & TRUST COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT]